CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Floating Rate Notes due 2032	$1,000,000	$115.90

July 2017

Pricing Supplement No. 1,691

Registration Statement Nos. 333-200365; 333-200365-12

Dated July 25, 2017

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

INTEREST RATE STRUCTURED PRODUCTS

Floating Rate Notes due 2032

Fully and Unconditionally Guaranteed by Morgan Stanley

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

As further described below, interest will accrue on the notes for each day that the closing value of each of the S&P 500® Index and the Russell 2000® Index is greater than or equal to 65% of its respective initial index value (which we refer to as the index reference level), at a variable rate equal to 3-Month USD LIBOR plus 2.25%, as determined on the interest determination date at the start of the related quarterly interest payment period; subject to the maximum interest rate of 7.00% per annum and the minimum interest rate of 0.00% per annum. If, on any calendar day, the index closing value of either index is less than the index reference level for such index, interest will accrue at a rate of 0.00% per annum for that day. A decline beyond the respective index reference level of either index will result in few or no interest payments, even if the other index has appreciated or has not declined as much. At maturity, investors will receive the stated principal amount of the notes plus any accrued but unpaid interest. Investors will not participate in any appreciation of either index. These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes during the entire 15-year term of the notes.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Indices:	S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”)
LIBOR reference rate:	3-Month USD LIBOR. Please see “Additional Provisions—LIBOR Reference Rate” below.
Aggregate principal amount:	$1,000,000.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	July 25, 2017
Original issue date:	July 28, 2017 (3 business days after the pricing date)
Maturity date:	July 28, 2032
Interest accrual date:	July 28, 2017
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any
Interest:

For each interest payment period:

A variable rate equal to the product of:

(a)  LIBOR reference rate plus spread; subject to the minimum interest rate and the maximum interest rate; and

(b)  N/ACT; where,

“N” = the total number of calendar days in the applicable interest payment period on which the index closing value of each index is greater than or equal to its respective index reference level (each such day, an “accrual day”); and

“ACT” = the total number of calendar days in the applicable interest payment period.

For the purpose of determining the level of the LIBOR reference rate applicable to an interest payment period, the level of the LIBOR reference rate will be determined two (2) London banking days prior to the related interest reset date at the start of such interest payment period (each, an “interest determination date”).

Interest for each interest payment period is subject to the minimum interest rate of 0.00% per annum and the maximum interest rate of 7.00% per annum for such interest payment period. It is possible that you could receive little or no interest on the notes during the entire term of the notes. If, on any day, the index closing value of either index is determined to be less than the index reference level for such index, interest will accrue at a rate of 0.00% per annum for that day. The determination of the index closing value for each index will be subject to certain market disruption events. Please see Annex A—Market Disruption Event” below.

Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Terms continued on the following page
Estimated value on the pricing date:	$978.20 per note. See “The Notes” on page 3.
Commissions and issue price:	Price to public(1)(2)	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$20	$980
Total	$1,000,000	$20,000	$980,000

(1)	Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Wealth Management (an affiliate of the agent) and their financial advisors, of up to $20 per note depending on market conditions. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of Proceeds and Hedging” on page 13.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated February 16, 2016

Index Supplement dated January 30, 2017         Prospectus dated February 16, 2016

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2032

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

Terms continued from previous page:
Spread:	2.25%
Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:	Each January 28, April 28, July 28 and October 28, beginning October 28, 2017; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Interest reset dates:	Each January 28, April 28, July 28 and October 28, beginning July 28, 2017
Maximum interest rate:	7.00% per annum
Minimum interest rate:	0.00% per annum
Underlying index publisher:	With respect to the SPX Index: S&P Dow Jones Indices LLC With respect to the RTY Index: FTSE Russell
Index reference level:	With respect to the SPX Index: 1,610.135, which is approximately 65% of its initial index value With respect to the RTY Index: 942.752, which is approximately 65% of its initial index value
Initial index value:	With respect to the SPX Index: 2,477.13, which is its index closing value on the pricing date With respect to the RTY Index: 1,450.387 , which is its index closing value on the pricing date
Index closing value:	With respect to each index, the closing value of such index. Please see “Additional Provisions—Indices” below.
Index cutoff:	With respect to each index, the index closing value of such index for any day from and including the fifth index business day prior to the related interest payment date for any interest payment period shall be the index closing value of such index on such fifth index business day prior to such interest payment date.
Redemption:	None
Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
CUSIP / ISIN:	61766YBU4 / US61766YBU47
Book-entry or certificated note:	Book-entry
Business day:	New York
Calculation agent:

Morgan Stanley Capital Services LLC.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All values used in the interest rate formula for the notes and all percentages resulting from any calculation of interest will be rounded to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%. All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive on each interest payment date and at maturity or whether a market disruption event has occurred. Please see Annex A—Market Disruption Event” and “—Discontinuance of an Index; Alteration of Method of Calculation” below. The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Trustee:	The Bank of New York Mellon
Contact information:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2032

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

The Notes

The notes are debt securities of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Interest will accrue on the notes for each day that the closing value of each of the S&P 500® Index and the Russell 2000® Index is greater than or equal to 65% of its respective initial index value (which we refer to as the index reference level), at a variable rate equal to 3-Month USD LIBOR plus 2.25%, as determined on the interest determination date at the start of the related quarterly interest payment period; subject to the maximum interest rate of 7.00% per annum and the minimum interest rate of 0.00% per annum. If, on any calendar day, the index closing value of either index is less than the index reference level for such index, interest will accrue at a rate of 0.00% per annum for that day. A decline beyond the respective index reference level of either index will result in few or no interest payments, even if the other index has appreciated or has not declined as much. At maturity, investors will receive the stated principal amount plus any accrued but unpaid interest. Investors will not participate in any appreciation of either index.

We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. All payments on the notes are subject to our credit risk.

The stated principal amount and issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than the issue price. We estimate that the value of each note on the pricing date is $978.20.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the LIBOR reference rate and the indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the LIBOR reference rate and the indices, instruments based on the LIBOR reference rate and the indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the interest rate, the spread, the maximum interest rate and the index reference levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to interest rates and the LIBOR reference rate and the indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

July 2017	Page 3

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2032

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

Additional Provisions

LIBOR Reference Rate

“LIBOR” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 3 months and an index currency of U.S. dollars and as displayed on Reuters Page LIBOR01.

Indices

The S&P 500® Index

The SPX Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the SPX Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the SPX Index, see the information set forth under “Annex A—The S&P 500® Index” in this document and “S&P 500® Index” in the accompanying index supplement.

The Russell 2000® Index

The RTY Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The RTY Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The RTY Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the RTY Index, see the information set forth under “Annex A—The Russell 2000® Index” in this document and “Russell 2000® Index” in the accompanying index supplement.

Index Closing Value Fallback Provisions

The index closing value on any calendar day during the term of the notes on which the index level of an index is to be determined (each, an “index determination date”) will equal:

•	with respect to the SPX Index, the official closing value of such index as published by the underlying index publisher for the SPX Index or its successor, or in the case of any successor index, the official closing value for such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; and

•	with respect to the RTY Index, the closing value of such index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index determination date. The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RTY Index published by the underlying index publisher for such index, provided that the index closing value for each index for any day from and including the fifth index business day prior to the related interest payment date for any interest payment period shall be the index closing value for such index in effect on such fifth index business day prior to such interest payment date; provided further that if a market disruption event with respect to an index occurs on any index determination date (other than the day on which the initial index value of an index is determined) or if any such index determination date is not an index business day with respect to an index, the closing value of such index for such index determination date will be the closing value of such index on the immediately preceding index business day for such index on which no market disruption event has occurred with respect to such index.

In certain circumstances, the index closing value of an index shall be based on the alternate calculation of such index described under “Annex A—Discontinuance of an Index; Alteration of Method of Calculation.”

July 2017	Page 4

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2032

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

“Index business day” means, with respect to each index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means, with respect to each index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index, or any successor index, and (ii) any futures or options contracts related to such index or to any security then included in such index.

For more information regarding market disruption events with respect to an index, discontinuance of an index and alteration of the method of calculation, see “Annex A—Market Disruption Event” and “—Discontinuance of an Index; Alteration of Method of Calculation” herein.

July 2017	Page 5

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2032

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

How the Notes Work

How to calculate the interest payments:

The table below presents examples of hypothetical interest that would accrue on the notes during any quarter during the term of the notes. The examples below are for purposes of illustration only. The examples of the hypothetical floating interest rate that would accrue on the notes are based on both the level of the LIBOR reference rate on the applicable interest determination date and the total number of calendar days in a quarterly interest payment period on which the index closing value of each index is greater than or equal to its respective index reference level.

The actual interest payment amounts during the term of the notes will depend on the actual level of the LIBOR reference rate on each interest determination date and the index closing value of each index on each day during the term of the notes. The applicable interest rate for each quarterly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period. The table assumes that the interest payment period contains 90 calendar days. The examples below are for purposes of illustration only and would provide different results if different assumptions were made.

LIBOR Reference Rate	LIBOR Reference Rate plus 2.25%*	Annualized rate of interest paid
		Number of days on which the index closing value of each index is greater than or equal to its respective index reference level
		0	15	30	45	60	75	90
-3.50%	0.00%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
-3.00%	0.00%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
-2.50%	0.00%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
-2.25%	0.00%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
-2.00%	0.25%	0.000%	0.042%	0.083%	0.125%	0.167%	0.208%	0.250%
-1.50%	0.75%	0.000%	0.125%	0.250%	0.375%	0.500%	0.625%	0.750%
-0.50%	1.75%	0.000%	0.292%	0.583%	0.875%	1.167%	1.458%	1.750%
0.00%	2.25%	0.000%	0.375%	0.750%	1.125%	1.500%	1.875%	2.250%
0.50%	2.75%	0.000%	0.458%	0.917%	1.375%	1.833%	2.292%	2.750%
1.00%	3.25%	0.000%	0.542%	1.083%	1.625%	3.250%	2.708%	3.250%
1.50%	3.75%	0.000%	0.625%	1.250%	1.875%	2.500%	3.125%	3.750%
2.00%	4.25%	0.000%	0.708%	1.417%	2.125%	2.833%	3.542%	4.250%
2.50%	4.75%	0.000%	0.792%	1.583%	2.375%	3.167%	3.958%	4.750%
3.00%	5.25%	0.000%	0.875%	1.750%	2.625%	3.500%	4.375%	5.250%
3.50%	5.75%	0.000%	0.958%	1.917%	2.875%	3.833%	4.792%	5.750%
4.00%	6.25%	0.000%	1.042%	2.083%	3.125%	4.167%	5.208%	6.250%
4.50%	6.75%	0.000%	1.125%	2.250%	3.375%	4.500%	5.625%	6.750%
4.75%	7.00%	0.000%	1.167%	2.333%	3.500%	4.667%	5.833%	7.000%
5.00%	7.00%	0.000%	1.167%	2.333%	3.500%	4.667%	5.833%	7.000%
5.50%	7.00%	0.000%	1.167%	2.333%	3.500%	4.667%	5.833%	7.000%
6.00%	7.00%	0.000%	1.167%	2.333%	3.500%	4.667%	5.833%	7.000%
6.50%	7.00%	0.000%	1.167%	2.333%	3.500%	4.667%	5.833%	7.000%
7.00%	7.00%	0.000%	1.167%	2.333%	3.500%	4.667%	5.833%	7.000%

* Subject to the minimum interest rate of 0.00% and the maximum interest rate of 7.00%

If on any day, the index closing value of either index is determined to be less than the index reference level for such index, interest will accrue at a rate of 0.00% per annum for that day, regardless of the level of the LIBOR reference rate on the related interest determination date.

July 2017	Page 6

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2032

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

Historical Information

LIBOR Reference Rate

The following graph sets forth the historical percentage levels of the LIBOR reference rate for the period from January 1, 2007 to July 25, 2017. The historical levels of the reference rate should not be taken as an indication of the future performance of the LIBOR reference rate. The graph below does not reflect the return the notes would have yielded during the period presented, including because it does not take into account the index closing values or the spread. We cannot give you any assurance that the level of the LIBOR reference rate will be positive on any index determination date. We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets.

* The red line in the graph above represents the maximum interest rate of 7.00% per annum, and the green line represents the minimum interest rate of 0.00% per annum, in each case, applicable to each interest payment period.

The historical performance shown above is not indicative of future performance. The LIBOR reference rate may be negative on one or more specific interest determination dates during the term of the notes even if the level of the LIBOR reference rate is generally positive.

Even if the level of the LIBOR reference rate is greater than -2.25% on any such interest determination date, if the index closing value of either index is less than the index reference level for such index on any day during the interest payment period, you will not receive any interest with respect to such day, and if the index closing value of either index remains below the index reference level for such index for each day in the applicable interest payment period, you will receive no interest for that interest payment period.

July 2017	Page 7

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2032

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

The S&P 500® Index

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter for the period from January 1, 2012 through July 25, 2017. The related graph sets forth the daily closing values of the SPX Index for the period from January 1, 2007 through July 25, 2017. The index closing value of the SPX Index on July 25, 2017 was 2,477.13. The historical index closing values should not be taken as an indication of future performance, and we cannot give you any assurance that the index closing value of the SPX Index will be higher than its index reference level on any index determination date during the term of the notes. The graph below does not reflect the return the notes would have yielded during the period presented, including because it does not take into account the RTY Index, the LIBOR reference rate or the spread. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,946.16	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,436.89
Third Quarter (through July 25, 2017)	2,477.13	2,409.75	2,477.13

* The red solid line in the graph indicates the index reference level of the SPX Index of 1,610.135, which is 65% of the initial index value of the SPX Index.

July 2017	Page 8

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2032

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

The Russell 2000® Index

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter for the period from January 1, 2012 through July 25, 2017. The related graph sets forth the daily closing values of the RTY Index for the period from January 1, 2007 through July 25, 2017. The index closing value of the RTY Index on July 25, 2017 was 1,450.387 . The historical index closing values should not be taken as an indication of future performance, and we cannot give you any assurance that the index closing value of the RTY Index will be higher than its index reference level on any index determination date during the term of the notes. The graph below does not reflect the return the notes would have yielded during the period presented, including because it does not take into account the SPX Index, the LIBOR reference rate or the spread. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

Russell 2000® Index	High	Low	Period End
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,085.409	1,209.969
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter	1,188.954	1,089.646	1,151.923
Third Quarter	1,263.438	1,139.453	1,251.646
Fourth Quarter	1,388.073	1,156.885	1,377.707
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
Third Quarter (through July 25, 2017)	1,450.387	1,400.815	1,450.387

* The red solid line in the graph indicates the index reference level of the RTY Index of 942.752, which is approximately 65% of the initial index value of the RTY Index.

July 2017	Page 9

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2032

Range Accrual Notes Based on the S&P 500® Index and the Russell 2000® Index

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the LIBOR reference rate, fluctuations in the indices, and other events that are difficult to predict and beyond our control. This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

▪	You Are Exposed To Risks Related To Both Indices. Your return on the notes is not linked to a basket consisting of both indices. Rather, it will be contingent upon the independent performance of each index. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both indices. Poor performance by either index over the term of the notes may negatively affect the amount of interest payable on the notes and, therefore, your return, and will not be offset or mitigated by any positive performance by the other index. With respect to each interest payment period, if, on any day, the index closing value of either index is determined to be less than the index reference level for such index, you will not receive any interest with respect to such day.

▪	Because The Amount Of Interest Payable On The Notes Is Based On The Performance Of Two Indices, You Are Exposed To Greater Risks Of Receiving No Interest Payments During The Entire Term of The Notes Than If The Notes Were Linked To Just One Index. The risk that you will not receive any interest during the entire term of the notes is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one index. With two indices, it is more likely that either index will close below its index reference level on any day during the term of the notes, than if the notes were linked to only one index. Therefore, it is more likely that you will not receive any interest during the entire term of the notes.

▪	If There Are No Accrual Days In Any Interest Payment Period During The Term Of The Notes, We Will Not Pay Any Interest On The Notes For That Interest Payment Period And The Market Value Of The Notes May Decrease Significantly. It is possible that the index closing value of either index will be less than the index reference level for such index for so many days during any quarterly interest payment period during the term of the notes that the interest payment for that quarterly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero. In addition, to the extent that the index closing value of either index is less than the index reference level for such index on any number of days during the interest rate period, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes at such time.

▪	Investors Will Not Participate In Any Appreciation In The Value Of Either Index. Investors will not participate in any appreciation in the value of either index from the initial index value for such index, and the return on the notes will be limited to the quarterly interest payments that are paid with respect to each interest payment period, if any.

▪	The Index Closing Value Of Each Index For Any Day From And Including The Fifth Index Business Day Prior To The Interest Payment Date Of An Interest Payment Period Will Be The Index Closing Value For Such Index For Such Fifth Day. Because the index closing value of each index for any day from and including the fifth index business day prior to the interest payment date of an interest payment period will be the index closing value for such index on such fifth day, if the index closing value for such index for that index business day is less than its respective index reference level, you will not receive any interest in respect of any days on or after that fifth index business day to but excluding the interest payment date even if the index closing value for such index as actually calculated on any of those days were to be greater than or equal to its respective index reference level.

▪	The Amount Of Interest Payable On The Notes In Any Month Is Capped. The interest rate on the notes for each quarterly interest payment period during the term of the notes is capped for that quarter at the maximum interest rate of 7.00% per annum, and, due to the spread, you will not get the benefit of any increase in the LIBOR reference rate above a level of 4.75%. Therefore, the maximum quarterly interest payment you can receive will be approximately $17.26 for each $1,000 stated principal amount of notes (assuming that the interest payment period contains 90 calendar days and the relevant year contains 365 calendar days; the actual quarterly interest payments will depend on the actual number of calendar days in the relevant interest payment period and year). Accordingly, you could receive less than 7.00% per annum interest for any given full year during the term of the notes even when the LIBOR reference rate increases substantially in a

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quarterly interest payment period during that year if the LIBOR reference rate in the other quarters in that year does not also increase substantially, or if the index closing value of either index is not at or above its respective index reference level on any day during the interest payment period so that you do not accrue interest with respect to such day, as you will not receive the full benefit of the increase in the LIBOR reference rate in the outperforming quarter due to the interest rate cap.

▪	The Historical Performance Of The LIBOR Reference Rate And The Indices Are Not An Indication Of Their Future Performance. The historical performance of the LIBOR reference rate and the indices should not be taken as indications of their future performance during the term of the notes. Changes in the levels of the LIBOR reference rate and the indices will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the LIBOR reference rate will be greater than -2.25% and the index closing value of each index will be equal to or greater than its respective index reference level on any day during the term of the notes. Furthermore, the historical performance of each of the LIBOR reference rate and the indices does not reflect the return the notes would have yielded, including because each does not take into account the other’s performance, the spread or the maximum interest rate.

▪	Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

▪	As A Finance Subsidiary, MSFL Has No Independent Operations And Will Have No Independent Assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the LIBOR reference rate, (ii) changes in the index closing values of the indices, (iii) volatility of the LIBOR reference rate, (iv) volatility of the indices, (v) changes in interest and yield rates, (vi) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the notes underlying the indices, or equity markets generally, and that may affect the indices, (vii) any actual or anticipated changes in our credit ratings or credit spreads and (viii) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the index closing value of either index is less than its respective index reference level, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes at such time.

▪	The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Notes In The Original Issue Price Reduce The Economic Terms Of The Notes, Cause The Estimated Value Of The Notes To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

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The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The Estimated Value Of The Notes Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	Morgan Stanley & Co. LLC, Which Is A Subsidiary Of Morgan Stanley And An Affiliate of MSFL, Has Determined The Estimated Value On The Pricing Date. MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Our Affiliates May Publish Research That Could Affect The Market Value Of The Notes. They Also Expect To Hedge The Issuer’s Obligations Under The Notes. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the LIBOR reference rate specifically, or with respect to the indices. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. In addition, our affiliates expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪	The Calculation Agent, Which Is A Subsidiary Of Morgan Stanley And An Affiliate Of MSFL, Will Make Determinations With Respect To The Notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the LIBOR reference rate, the index closing values, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value of an index in the event of a market disruption event or discontinuance of such index. These potentially subjective determinations may adversely affect the payout to you on the notes, if any. For further information regarding these types of determinations, see “Annex A—Market Disruption Event,” “—Discontinuance of an Index; Alteration of Method of Calculation” and the related definitions.

▪	The Notes Are Linked To The Russell 2000® Index And Are Subject To Risks Associated With Small-Capitalization Companies. As the RTY Index is one of the indices, and the RTY Index consists of stocks issued by companies with relatively small market capitalization, the notes are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the RTY Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of

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personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	Adjustments To The Indices Could Adversely Affect The Value Of The Notes. The underlying index publisher for each index can add, delete or substitute the stocks underlying such index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of such index. Any of these actions could adversely affect the value of the notes. Each underlying index publisher may also discontinue or suspend calculation or publication of such index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index. The calculation agent could have an economic interest that is different than that of investors in the notes insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value of an index is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value for such index last in effect prior to the discontinuance of such index.

▪	You Have No Shareholder Rights. As an investor in the notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the indices.

▪	Investing In The Notes Is Not Equivalent To Investing In The Indices Or The Stocks Underlying The Indices. Investing in the notes is not equivalent to investing in the indices or their component stocks.

▪	Hedging And Trading Activity By Our Affiliates Could Potentially Adversely Affect The Value Of The Indices. One or more of our affiliates expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the indices or their component stocks), including trading in the stocks underlying the indices as well as in other instruments related to the indices. As a result, we may be unwinding or adjusting hedge positions during the term of the notes, and our hedging strategy may involve greater and more frequent dynamic adjustments to our hedge as we approach the maturity date. Some of our affiliates also trade in the stocks underlying the indices and other financial instruments related to the indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities could potentially decrease the index closing value of an index, thus increasing the risk that the index closing value of such index will be less than its respective index reference level on any day during the term of the notes.

Use of Proceeds and Hedging

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on July 28, 2017, which will be the third scheduled business day following the date of the pricing of the notes.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and their financial advisors, of up to $20 per note depending on market conditions. The agent may distribute the notes through Morgan Stanley Wealth Management, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is an affilitate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an

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affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest.

Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders—Notes—Floating Rate Notes.”

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the Internal Revenue Service (the “IRS”), and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S.taxing jurisdiction.

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The discussion in the preceding paragraphs under “Tax Considerations,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Where You Can Find More Information

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL or Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated February 16, 2016

Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

Terms used but not defined in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.

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Annex A

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

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Market Disruption Event

With respect to each index, market disruption event means:

(i)	the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the calculation agent in its sole discretion; and

(ii)	a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time with respect to an index, if trading in a security included in such index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such index shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to an index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

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Discontinuance of an Index; Alteration of Method of Calculation

If any underlying index publisher discontinues publication of an index and such underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for such index is to be determined, and, to the extent the index closing value of the successor index differs from the index closing value of the relevant index at the time of such substitution, proportionate adjustments will be made by the calculation agent to the initial index value and index reference level for such index.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If any underlying index publisher discontinues publication of an index or a successor index prior to, and such discontinuance is continuing on, any date on which the index closing value for such index is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such index for such date. The index closing value of such index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant notes has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each note most recently constituting such index without any rebalancing or substitution of such notes following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an index may adversely affect the value of the notes.

If at any time, the method of calculating any index or any successor index, or the value thereof, is changed in a material respect, or if any index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for such index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to such index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to such index or such successor index, as adjusted. Accordingly, if the method of calculating any index or any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such index), then the calculation agent will adjust such index in order to arrive at a value of such index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

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